Exhibit 99.1

Icahn Enterprises L.P. (Nasdaq: IEP) Today Announced Its Fourth Quarter and Full Year 2025 Financial Results

Sunny Isles Beach, Fla, February 25, 2026 –

•	Q4 2025 Adjusted EBITDA was $281 million, compared to Adjusted EBITDA of $16 million in Q4 2024

•	Q4 2025 net income attributable to IEP was $1 million, compared to a net loss of $98 million in Q4 2024

•	IEP declares fourth quarter distribution of $0.50 per depositary unit

•	Indicative Net Asset Value was approximately $3.2 billion as of December 31, 2025, a decrease of $654 million compared to September 30, 2025. The decrease was primarily due to a decrease of $778 million of our long position in CVI and the Holding Company’s net interest expense of $75 million. The decrease was offset in part by the positive performance from the Funds of $261 million

Financial Summary

(Net income, net loss and Adjusted EBITDA figures in commentary below are attributable to Icahn Enterprises, unless otherwise specified)

For the three months ended December 31, 2025, revenues were $2.7 billion and net income was $1 million, or approximately $0 per depositary unit. For the three months ended December 31, 2024, revenues were $2.6 billion and net loss was $98 million, or a loss of $0.19 per depositary unit. Adjusted EBITDA was $281 million for the three months ended December 31, 2025, compared to Adjusted EBITDA of $16 million for the three months ended December 31, 2024.

For the year ended December 31, 2025, revenues were $9.7 billion and net loss was $299 million, or a loss of $0.52 per depositary unit. For the year ended December 31, 2024, revenues were $10.0 billion and net loss was $445 million, or a loss of $0.94 per depositary unit. Adjusted EBITDA was $338 million for the year ended December 31, 2025, compared to Adjusted EBITDA of $184 million for the year ended December 31, 2024.

As of December 31, 2025, indicative net asset value decreased $654 million compared to September 30, 2025. The decrease was primarily due to a decrease of $778 million of our long position in CVI and the Holding Company’s net interest expense of $75 million. The decrease was offset in part by the positive performance from the Funds of $261 million.

On February 23, 2026, the Board of Directors of the general partner of Icahn Enterprises declared a quarterly distribution in the amount of $0.50 per depositary unit, which will be paid on or about April 15, 2026 to depositary unitholders of record at the close of business on March 9, 2026. Depositary unitholders will have until April 3, 2026 to make a timely election to receive either cash or additional depositary units. If a unitholder does not make a timely election, it will automatically be deemed to have elected to receive the distribution in additional depositary units. Depositary unitholders who elect to receive (or who are deemed to have elected to receive) additional depositary units will receive units valued at the volume weighted average trading price of the units during the five consecutive trading days ending April 10, 2026. Icahn Enterprises will make a cash payment in lieu of issuing fractional depositary units to any unitholders electing to receive (or who are deemed to have elected to receive) depositary units.

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Icahn Enterprises L.P., a master limited partnership, is a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment, Energy, Automotive, Food Packaging, Real Estate, Home Fashion and Pharma.

Caution Concerning Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises and its subsidiaries. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors, including risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment activities, including the nature of the investments made by the private funds in which we invest, including the impact of the use of leverage through options, short sales, swaps, forwards and other derivative instruments; risks related to our ability to comply with the covenants in our senior notes and the risk of foreclosure on the assets securing our notes; declines in the fair value of our investments, losses in the private funds and loss of key employees; risks related to our ability to continue to conduct our activities in a manner so as to not be deemed an investment company under the Investment Company Act of 1940, as amended, or to be taxed as a corporation; risks related to short sellers and associated litigation and regulatory inquiries; risks relating to our general partner and controlling unitholder; pledges of our units by our controlling unitholder; risks related to our energy business, including the volatility and availability of crude oil, other feed stocks and refined products, declines in global demand for crude oil, refined products and liquid transportation fuels, unfavorable refining margin (crack spread), interrupted access to pipelines, significant fluctuations in nitrogen fertilizer demand in the agricultural industry and seasonality of results; volatile commodity pricing and higher industry utilization and oversupply risks related to potential strategic transactions involving our Energy segment, and the impact of tariffs; risks related to our automotive activities and exposure to adverse conditions in the automotive industry, including as a result of the Chapter 11 filing of our automotive parts subsidiary; risks related to our food packaging activities, including competition from better capitalized competitors, inability of our suppliers to timely deliver raw materials, and the failure to effectively respond to industry changes in casings technology; supply chain issues; inflation, including increased costs of raw materials and shipping; interest rate increases; labor shortages and workforce availability; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, manufacturing disruptions, and changes in transportation costs and delivery times; the impacts from the ongoing Russia/Ukraine conflict and conflict in the Middle East, including economic volatility and the impacts of export controls and other economic sanctions; political and regulatory uncertainty, including changing economic policy and the imposition of tariffs; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q under the caption “Risk Factors”. Additionally, there may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results to differ materially from the forward-looking statements. Past performance in our Investment segment is not indicative of future performance. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in millions, except per unit amounts)
Revenues:
Net sales	$2,170	$2,366	$8,631	$9,193
Other revenues from operations	156	141	664	707
Net gain (loss) from investment activities	333	(103)	(183)	(421)
Interest and dividend income	66	97	288	477
(Loss) gain on disposition of assets, net	(15)	2	247	(4)
Other (loss) income, net	(13)	55	11	68
	2,697	2,558	9,658	10,020
Expenses:
Cost of goods sold	2,159	2,205	7,978	8,619
Other expenses from operations	144	141	599	603
Selling, general and administrative	211	205	837	783
Dividend expense	10	9	35	56
Restructuring, net	3	2	10	3
Impairment	28	—	40	—
Interest expense	125	129	504	523
	2,680	2,691	10,003	10,587
Income (loss) before income tax benefit	17	(133)	(345)	(567)
Income tax benefit	27	23	19	25
Net income (loss)	44	(110)	(326)	(542)
Less: net income (loss) attributable to non-controlling interests	43	(12)	(27)	(97)
Net income (loss) attributable to Icahn Enterprises	$1	$(98)	$(299)	$(445)

Net gain (loss) attributable to Icahn Enterprises allocated to:
Limited partners	$1	$(96)	$(293)	$(436)
General partner	—	(2)	(6)	(9)
	1	(98)	(299)	(445)

Basic and Diluted income (loss) per LP unit	$0.00	$(0.19)	$(0.52)	$(0.94)
Basic and diluted weighted average LP units outstanding	605	505	562	466
Distributions declared per LP unit	$0.50	$0.50	$2.00	$3.50

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31,
	2025	2024
	(in millions, except unit amounts)
ASSETS
Cash and cash equivalents	$1,450	$2,603
Cash held at consolidated affiliated partnerships and restricted cash	1,969	2,636
Investments	2,251	2,310
Due from brokers	1,656	1,624
Accounts receivable, net	393	479
Related party notes receivable, net	129	7
Inventories	845	897
Property, plant and equipment, net	3,670	3,843
Deferred tax asset	165	160
Derivative assets, net	7	22
Goodwill	290	288
Intangible assets, net	349	409
Assets held for sale	—	25
Other assets	1,041	976
Total Assets	$14,215	$16,279
LIABILITIES AND EQUITY
Accounts payable	$690	$802
Accrued expenses and other liabilities	1,192	1,547
Deferred tax liabilities	314	331
Derivative liabilities, net	595	756
Securities sold, not yet purchased, at fair value	1,382	1,373
Due to brokers	—	40
Debt	6,616	6,809
Total liabilities	10,789	11,658

Equity:
Limited partners: Depositary units: 637,209,452 units issued and outstanding at December 31, 2025 and 522,736,315 units issued and outstanding at December 31, 2024	2,728	3,241
General partner	(786)	(775)
Equity attributable to Icahn Enterprises	1,942	2,466
Equity attributable to non-controlling interests	1,484	2,155
Total equity	3,426	4,621
Total Liabilities and Equity	$14,215	$16,279

Use of Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating its performance. These include non-GAAP EBITDA and Adjusted EBITDA. EBITDA represents earnings from continuing operations before net interest expense (excluding our Investment Segment), income tax (benefit) expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding certain effects of impairment, restructuring costs, transformation costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt, the performance of closed stores and including closing costs, and certain other non-operational or non-recurring charges. We present EBITDA and Adjusted EBITDA on a consolidated basis and on a basis attributable to Icahn Enterprises net of the effects of non-controlling interests. We conduct substantially all of our operations through subsidiaries. The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment of our indebtedness, payment of distributions on our depositary units or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries currently may be subject or into which they may enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us.

We believe that providing EBITDA and Adjusted EBITDA to investors has economic substance as these measures provide important supplemental information of our performance to investors and permits investors and management to evaluate the core operating performance of our business without regard to interest (except with respect to our Investment segment), taxes and depreciation and amortization and certain effects of impairment, restructuring costs, certain pension plan expenses, gains/losses on disposition of assets, gains/losses on extinguishment of debt and certain other non-operational charges. Additionally, we believe this information is frequently used by securities analysts, investors and other interested parties in the evaluation of companies that have issued debt. Management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results, as well as in planning, forecasting and analyzing future periods. Adjusting earnings for these charges allows investors to evaluate our performance from period to period, as well as our peers, without the effects of certain items that may vary depending on accounting methods and the book value of assets. Additionally, EBITDA and Adjusted EBITDA present meaningful measures of performance exclusive of our capital structure and the method by which assets were acquired and financed.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under generally accepted accounting principles in the United States, or U.S. GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital expenditures, or contractual commitments;
•	do not reflect changes in, or cash requirements for, our working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt.

Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the industries in which we operate may calculate EBITDA and Adjusted EBITDA  differently than we do, limiting their usefulness as comparative measures. In addition, EBITDA and Adjusted EBITDA  do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under U.S. GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with U.S. GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Given these limitations, we rely primarily on our U.S. GAAP results and use EBITDA and Adjusted EBITDA only as a supplemental measure of our financial performance.

Use of Indicative Net Asset Value Data

The Company uses indicative net asset value as an additional method for considering the value of the Company’s assets, and we believe that this information can be helpful to investors. Please note, however, that the indicative net asset value does not represent the market price at which the depositary units trade. Accordingly, data regarding indicative net asset value is of limited use and should not be considered in isolation.

The Company's depositary units are not redeemable, which means that investors have no right or ability to obtain from the Company the indicative net asset value of units that they own. Units may be bought and sold on The Nasdaq Global Select Market at prevailing market prices. Those prices may be higher or lower than the indicative net asset value of the depositary units as calculated by management.

See below for more information on how we calculate the Company’s indicative net asset value.

	December 31,	September 30,	December 31,
	2025	2025	2024
	(in millions)(unaudited)
Market-valued Subsidiaries and Investments:
Holding Company interest in Investment Funds(1)	$2,711	$2,449	$2,703
CVR Energy(2)	1,791	2,569	1,250
CVR Partners LP(2)	28	25	13
Total market-valued subsidiaries and investments	$4,530	$5,043	$3,966

Other Subsidiaries:
Viskase(3)	$53	$62	$197
Real Estate Segment(4)	1,367	692	743
WestPoint Home(1)	155	159	162
Vivus(1)	169	183	209
Icahn Automotive Group(5)	619	1,279	1,259
Operating Business Indicative Gross Asset Value	$6,893	$7,418	$6,536
Add: Other Net Assets(6)	98	67	103
Indicative Gross Asset Value	$6,991	$7,485	$6,639
Add: Holding Company cash and cash equivalents(7)	839	998	1,397
Less: Holding Company debt(7)	(4,664)	(4,663)	(4,699)
Indicative Net Asset Value	$3,166	$3,820	$3,337

Indicative net asset value does not purport to reflect a valuation of IEP. The calculated indicative net asset value does not include any value for our Investment Segment other than the fair market value of our investment in the Investment Funds. A valuation is a subjective exercise and indicative net asset value does not necessarily consider all elements or consider in the adequate proportion the elements that could affect the valuation of IEP. Investors may reasonably differ on what such elements are and their impact on IEP. No representation or assurance, express or implied, is made as to the accuracy and correctness of indicative net asset value as of these dates or with respect to any future indicative or prospective results which may vary.

(1)	Represents GAAP equity attributable to IEP as of each respective date.
(2)	Based on closing share price on each date (or if such date was not a trading day, the immediately preceding trading day) and the number of shares owned by us as of each respective date.
(3)	Amount based on market comparables due to lack of material trading volume, valued at 9.0x Adjusted EBITDA for the trailing twelve months ended as December 31, 2024. As of September 30, 2025, management no longer believed that the trailing twelve month Adjusted EBITDA, which had declined significantly and had been increasingly volatile, represented uniform performance and growth for the business or provides an accurate presentation of its value. For the periods ending September 30, 2025 and December 31, 2025, management performed a valuation of Viskase with the assistance of third-party consultants to estimate fair-market value. This analysis utilized the average results of a discounted cashflow methodology and a guideline public company methodology. Different judgments or assumptions would result in different estimates of value. Viskase indicative net asset value is derived by allocating our portion of ownership to the total equity value.

(4)	For each period presented, management performed a valuation with the assistance of third-party consultants to estimate fair-market value, which utilized the average results of discounted cashflow and sales comparison methodologies. Different judgments or assumptions would result in different estimates of value. For certain properties under a purchase and sale agreement, indicative fair market value is based on the anticipated sales price adjusted for customary closing costs. In August 2025, certain properties were sold and as of September 30, 2025, the value of the consideration received and held in our Real Estate Segment consisted of preferred equity investment and debt and was used in the calculation of indicative fair value.
(5)	For each period presented, management performed a valuation of Icahn Automotive Group (“IAG”), including the Automotive Services business and Automotive Owned Real Estate, with the assistance of third party consultants to estimate fair value. This analysis utilized the average results of a discounted cashflow methodology and a guideline public company methodology. Different judgments or assumptions would result in different estimates of value. During the fourth quarter of 2025 the majority of the Automotive Owned Real Estate was transferred to the Real Estate Segment and as of December 31, 2025 are now presented in the Real Estate Segment line item. The Automotive Owned Real Estate for the actual properties transferred was valued at $679 and $652 for December 31, 2024 and September 30, 2025, respectively. As of December 31, 2024 for these properties, it was assumed that IAG would enter into triple net leases for each property for the entire space, including space occupied by third-party tenants and any vacant space that is available to rent, at rents estimated by management based on market conditions and utilized property-level market rents, location level profitability, and prevailing cap ranging from 7.0% to 9.25% as of December 31, 2024. As of September 30, 2025, these properties were fair valued utilizing the average results of discounted cashflow and sales comparison methodologies for each property to estimate fair-market value. Different judgments or assumptions would result in different estimates of value.
(6)	Represents GAAP equity of the Holding Company Segment, excluding cash and cash equivalents, debt and non-cash deferred tax assets or liabilities. As of December 31, 2024, September 30, 2025, and December 31, 2025, Other Net Assets includes $10, $9, and $6 million respectively, of liabilities assumed from the Auto Plus bankruptcy.
(7)	Holding Company’s balance as of each respective date.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in millions)(unaudited)
Adjusted EBITDA
Net income (loss)	$44	($110)	($326)	($542)
Interest expense, net	99	83	390	303
Income tax (benefit)	(27)	(23)	(19)	(25)
Depreciation and amortization	195	129	603	511
EBITDA before non-controlling interests	311	79	648	247
Impairment	28	-	40	-
Restructuring costs	3	3	10	3
Loss (gain) on disposition of assets, net	12	(1)	(254)	4
Transformation costs	11	8	45	38
Loss (gain) on extinguishment of debt, net	4	-	-	(8)
Gain on sale of equity method investment	-	(24)	-	(24)
Gain on lease termination	-	(38)	-	(38)
Same store adjustment including closing costs	7	4	24	10
Other	18	15	29	45
Adjusted EBITDA before non-controlling interests	$394	$46	$542	$277

Adjusted EBITDA attributable to IEP
Net income (loss)	$1	($98)	($299)	($445)
Interest expense, net	87	72	344	263
Income tax (benefit)	(22)	(16)	(6)	(7)
Depreciation and amortization	134	83	409	336
EBITDA attributable to IEP	200	41	448	147
Impairment	28	-	39	-
Restructuring costs	3	3	9	3
Loss (gain) on disposition of assets, net	12	(1)	(254)	4
Transformation costs	11	8	45	38
Loss (gain) on extinguishment of debt, net	3	-	(1)	(8)
Gain on sale of equity method investment	-	(16)	-	(16)
Gain on lease termination	-	(38)	-	(38)
Same store adjustment including closing costs	7	4	24	10
Other	17	15	28	44
Adjusted EBITDA attributable to IEP	$281	$16	$338	$184

Investor Contact:

Ted Papapostolou, Chief Financial Officer

IR@ielp.com

(800) 255-2737